Exhibit 99.1

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, TX 75056 USA

Tel 214 937 2000

Orthofix.com

News Release

Orthofix Names Massimo Calafiore as President and Chief Executive Officer

Value-Building Medical Device Executive with 20-Year Record of Driving Market-Leading Growth

Across Orthopedics and Spine Businesses

Global Leader with Extensive M&A Integration Expertise and Commercial and Operating Experience Across Key Orthofix Geographies

LEWISVILLE, TEXAS — November 28, 2023 — Orthofix Medical Inc. (NASDAQ:OFIX), a leading global spine and orthopedics company, announced today that Massimo Calafiore has been named incoming President and Chief Executive Officer. Mr. Calafiore is currently Chief Executive Officer of LimaCorporate S.p.A., a global orthopedics company, and his appointment to Orthofix is expected to be effective in early 2024, following the completion of LimaCorporate’s previously announced acquisition by Enovis Corporation (NYSE: ENOV). At that time, Mr. Calafiore is also expected to join Orthofix’s Board of Directors.

“The Board of Directors unanimously determined that Massimo is the right choice to lead Orthofix given his exceptional track record of delivering value creation and his extensive knowledge of the medical device industry, specifically within orthopedics and spine,” said Catherine Burzik, Chair of the Board of Directors and Interim CEO of Orthofix. “Throughout his career, Massimo has demonstrated his ability to unlock value opportunities for multi-segmented, global businesses. He has successfully driven sales and commercial operations to achieve both industry leading profitability and growth. Importantly, he has proven experience integrating companies and building high performing teams.”

“Having worked in orthopedics and spine throughout my entire career, I know Orthofix well and have long admired the Company and its talented team,” said Mr. Calafiore. “I was attracted to Orthofix given the many growth opportunities created by its unique, broad-based portfolio and high-quality distributor relationships. I am also impressed with the innovative solutions Orthofix has developed to meet the needs of surgeons and the patients it serves. At this pivotal time for the Company, I look forward to working with the Board and leadership team to capture Orthofix’s significant profitable growth potential and drive enhanced shareholder value.”

Mr. Calafiore is an accomplished global business leader with an excellent track record across multiple companies in the orthopedics and spine industry. Throughout his career he has demonstrated a commitment to operating excellence, ethical integrity and DE&I values.

He has been CEO of LimaCorporate since September 2022. During this time, Mr. Calafiore strengthened and reshaped the company’s strategy and culture priorities, with an emphasis on fostering, mentoring and retaining talent. His leadership resulted in consecutive quarter-over-quarter above-market growth; best-in-class EBITDA margins; and substantial improvement in employee engagement and retention. On September 25, 2023, LimaCorporate announced its sale to Enovis Corporation for €800 million.

Prior to LimaCorporate, he served as Executive Vice President and Chief Commercial Officer of NuVasive, Inc. and delivered consecutive quarter-over-quarter above-market growth in all core geographies, including the U.S., APAC, EMEA and Japan, and successfully launched multiple products globally, which became foundational to NuVasive’s portfolio offering.

At the beginning of his tenure at NuVasive, Mr. Calafiore served as President of NuVasive Specialized Orthopedics (formerly Ellipse Technologies). In this role, he helped to further integrate the Ellipse business with NuVasive, achieving multiple quarters of accelerated revenue growth with above-market operation margin expansion. NuVasive Specialized Orthopedics is today an important player in complex trauma and limb reconstruction for adults and children, a market segment where Orthofix is also a recognized leader.

Earlier in his career, Mr. Calafiore worked for Waldemar Link GmbH & Co. KG and served in various leadership roles across multiple business segments, including orthopedics, lower extremities and spine. He oversaw the sales of the STAR Ankle to Small Bone Innovations and the PCM Cervical disc to NuVasive.

He holds an M.Sc. in Mechanical Engineering from the University of Catania and an MBA from New York University.

The Company also announced that Ms. Burzik has notified the Board that she has elected to not stand for reelection to the Board at the 2024 Annual Meeting.

Ms. Burzik said, “It is an honor to serve as Interim CEO and work closely with Orthofix’s amazing employees. The organization is on solid footing, and I will be delighted to turn the Company over to Massimo’s very capable hands and plan to work closely with him in the following months to ensure a seamless transition.”

The Board retained Heidrick & Struggles, a leading global executive search firm, to assist in its search process.

About Orthofix

Orthofix is a leading global spine and orthopedics company with a comprehensive portfolio of biologics, innovative spinal hardware, bone growth therapies, specialized orthopedic solutions, and a leading surgical navigation system. Its products are distributed in approximately 68 countries worldwide.

The Company is headquartered in Lewisville, Texas and has primary offices in Carlsbad, CA, with a focus on spine and biologics product innovation and surgeon education, and Verona, Italy, with an emphasis on product innovation, production, and medical education for orthopedics. The combined Company’s global R&D, commercial and manufacturing footprint also includes facilities and offices in Irvine, CA, Toronto, Canada, Sunnyvale, CA, Wayne, PA, Olive Branch, MS, Maidenhead, UK, Munich, Germany, Paris, France and Sao Paulo, Brazil.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” “continue” or other comparable terminology. Orthofix cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Each forward-looking statement contained in this news release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of robust clinical validation; and the risks identified under the heading “Risk Factors” in Orthofix Medical Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission (SEC) on March 6, 2023. The Company’s public filings with the Securities and Exchange

Commission are available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Orthofix does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contacts:

Media Relations

Denise Landry

DeniseLandry@orthofix.com

214.937.2529

Investor Relations

Louisa Smith, Gilmartin Group

IR@orthofix.com